Exhibit 12.2


                                 USX CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      TOTAL ENTERPRISE BASIS - (Unaudited)
                -------------------------------------------------
                              (Dollars in Millions)

                               Nine Months
                                  Ended           Year Ended December 31
                               September 30  --------------------------------
                                1994  1993*   1993   1992   1991    1990   1989
                                ----  -----   ----   ----   ----    ----   ----
Portion of rentals
  representing interest         $61     $63    $84    $87    $91     $88    $79
Capitalized interest             53      78    105     78     63      50     42
Other interest and fixed
  charges                       341     304    372    408    474     554    761
                               ----    ----   ----   ----   ----    ----   ----
Total fixed charges (A)        $455    $445   $561   $573   $628    $692   $882
                                ====   ====   ====   ====   ====    ====   ====
Earnings-pretax income (loss)
  with applicable
  adjustments (B)              $962     $90   $280   $376   $(53) $1,935 $2,271
                                ====   ====   ====   ====   ====  ====== ======
Ratio of (B) to (A)            2.11     (a)    (b)    (c)    (d)    2.80   2.57
                                ====   ====   ====   ====   ====    ====   ====

*Restated
(a)   Earnings did not cover fixed charges by $355 million.
(b)   Earnings did not cover fixed charges by $281 million.
(c)   Earnings did not cover fixed charges by $197 million.
(d)   Earnings did not cover fixed charges by $681 million.